EXHIBIT 99.2

VICTORY ENERGY LAUNCHES NEW CORPORATE WEBSITE

New Website is a Comprehensive Information Portal for Investors and Business Partners

AUSTIN, Texas – (June 25, 2014). Victory Energy Corporation, (OTCQX: VYEY) (“Victory” or “the Company”)a rapidly growing, Permian Basin focused oil and gas company, today unveiled its new website at www.vyey.com. The new corporate and investor website provides organized and comprehensive information about the Company’s assets, vision, leadership and corporate governance.

The Investor Relations section of the new website features immediate posting of the Company’s press releases as they are issued, as well as the automated posting of SEC filings, XBRL data, Insider Section 16 filings and detailed annual as well as quarterly financial statements. Stock data such as quotes, charts and historical prices are updated on demand with a 20-minute delay and the Company’s financial tear sheet is updated daily after the market close. There is also an IR calendar featuring upcoming events, conference calls, investor presentations, CEO interviews and media coverage, as well as corporate videos and an up-to-date frequently asked question section.

About Victory Energy

Victory Energy Corporation (OTCQX: VYEY), is a public held, independent growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. Victory currently holds interests in high profile targets such as the Wolfcamp, Mississippian and Fusselman plays in the Permian Basin. Victory is the managing partner of Aurora Energy Partners, a Texas General Partnership (Aurora). Victory holds a 50% partnership interest in Aurora which is a consolidated subsidiary of Victory. Victory utilizes sustainable low-risk vertical well development on existing properties and new acquisitions which offer repeatable and highly profitable results; and achieves these results by targeting predictable resources plays, favorable operating environments and consistent reservoir quality across multiple target horizons with long-lived reserve characteristics. For additional information on the company, please visit www.vyey.com.

Investor Relations Contact

Derek Gradwell
MZ Group
SVP Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us